EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 24, 2025	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Fourth Quarter and Year of 2024

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the fourth quarter of 2024 of $94.4 million, or $0.69 per diluted share. Fourth quarter of 2024 results produced annualized returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.25%, 7.48%, and 12.03%, respectively. Earnings for the year of 2024 were $373.0 million, or $2.75 per diluted share, and returns on average assets, average equity, and average tangible equity were 1.26%, 7.61%, and 12.43%, respectively.

“UBSI capped off a successful 2024 with another high quality quarter,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “Strong earnings, credit, and capital continue to be the story, and we also received regulatory approval of our acquisition in Atlanta. As we turn our sights towards 2025, we are excited about the opportunities we see in front of us.”

Earnings for the third quarter of 2024 were $95.3 million, or $0.70 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.28%, 7.72%, and 12.59%, respectively. Earnings for the fourth quarter of 2023 were $79.4 million, or $0.59 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.08%, 6.70%, and 11.27%, respectively. Earnings for the year of 2023 were $366.3 million, or $2.71 per diluted share, and returns on average assets, average equity, and average tangible equity were 1.25%, 7.87%, and 13.33%, respectively. The fourth quarter of 2023 included approximately $12.0 million of noninterest expense for the Federal Deposit Insurance Corporation’s (“FDIC”) special assessment levied on banking organizations to recover losses to the Deposit Insurance Fund.

On January 10, 2025, United consummated its acquisition of Atlanta-based Piedmont Bancorp, Inc. (“Piedmont”). As of January 10, 2025, Piedmont had total assets of approximately $2.4 billion, total loans of approximately $2.1 billion, total liabilities of approximately $2.2 billion, total deposits of approximately $2.1 billion, and total shareholders’ equity of approximately $202 million. Merger-related expenses for the fourth quarter and year of 2024 were $1.3 million and $2.9 million, respectively.

United Bankshares, Inc. Announces…

January 24, 2025

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Fourth quarter of 2024 compared to the third quarter of 2024

Earnings for the fourth quarter of 2024 were $94.4 million, or $0.69 per diluted share, as compared to earnings of $95.3 million, or $0.70 per diluted share, for the third quarter of 2024.

Net interest income for the fourth quarter of 2024 was $232.6 million, an increase of $2.4 million, or 1%, from the third quarter of 2024. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, of $233.4 million for the fourth quarter of 2024 increased $2.3 million, or 1%, from the third quarter of 2024. The increase in net interest income and tax-equivalent net interest income was mainly due to a lower average rate paid on deposits and an increase in average earning assets that was largely funded by deposit growth. This increase in net interest income and tax-equivalent net interest income was partially offset by a lower yield on average net loans and loans held for sale. The yield on average interest-bearing deposits decreased 26 basis points from the third quarter of 2024. Average earning assets increased $556.2 million, or 2%, from the third quarter of 2024 due to a $419.7 million increase in average short-term investments, a $121.5 million increase in average net loans and loans held for sale, and a $14.9 million increase in average investment securities. The yield on average net loans and loans held for sale decreased 18 basis points from the third quarter of 2024. The net interest margin was 3.49% for the fourth quarter of 2024 as compared to 3.52% for the third quarter of 2024.

The provision for credit losses was $6.7 million for the fourth quarter of 2024 as compared to $6.9 million for the third quarter of 2024.

Noninterest income for the fourth quarter of 2024 was $29.3 million, a decrease of $2.6 million, or 8%, from the third quarter of 2024 driven by decreases in mortgage loan servicing income of $7.4 million and income from mortgage banking activities of $2.2 million partially offset by lower net losses on investment securities of $6.0 million and increases in several other categories of noninterest income, none of which were significant. During the third quarter of 2024, United sold its remaining mortgage servicing rights (“MSRs”) at a gain of $7.1 million. The decrease in income from mortgage banking activities was mainly due to lower mortgage loan sale volume and a lower quarter-end valuation of mortgage derivatives and mortgage loans held for sale. Net losses on investment securities were $688 thousand for the fourth quarter of 2024 compared to $6.7 million for the third quarter of 2024. During the fourth quarter of 2024, $2.4 million of losses on sales of $170.9 million of available for sale (“AFS”) investment securities were partially offset by net unrealized fair value gains on equity securities of $1.7 million. During the third quarter of 2024, United sold $196.7 million of AFS investment securities at a loss of $6.9 million.

Noninterest expense for the fourth quarter of 2024 of $134.2 million was flat from the third quarter of 2024, decreasing $1.2 million, or less than 1%. The slight decrease in noninterest expense was driven by decreases in several categories of noninterest expense, none of which were significant. Within other noninterest expense, an increase in merger-related expenses was mostly offset by lower amounts of certain general operating expenses. Merger-related expenses for the fourth quarter of 2024 were $1.3 million as compared to $332 thousand for the third quarter of 2024.

For the fourth quarter of 2024, income tax expense was $26.7 million as compared to $24.6 million for the third quarter of 2024. The increase was driven by a higher effective tax rate and slightly higher pre-tax earnings. United’s effective tax rate was 22.0% and 20.6% for the fourth quarter of 2024 and third quarter of 2024, respectively. The higher effective tax rate was primarily due to the impact of provision to return adjustments in the fourth quarter of 2024.

United Bankshares, Inc. Announces…

January 24, 2025

Page Three

Fourth quarter of 2024 compared to the fourth quarter of 2023

Earnings for the fourth quarter of 2024 were $94.4 million, or $0.69 per diluted share, as compared to earnings of $79.4 million, or $0.59 per diluted share, for the fourth quarter of 2023.

Net interest income for the fourth quarter of 2024 was $232.6 million, an increase of $2.9 million, or 1%, from the fourth quarter of 2023. Tax-equivalent net interest income for the fourth quarter of 2024 increased $2.8 million, or 1%, from the fourth quarter of 2023. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average short-term investments, a decrease in average long-term borrowings, and loan growth. This increase in net interest income and tax-equivalent net interest income was partially offset by a lower yield on average short-term investments, an increase in average interest-bearing deposits, and a decrease in average investment securities. Average earning assets for the fourth quarter of 2024 increased $812.0 million, or 3%, from the fourth quarter of 2023 due to a $987.8 million increase in average short-term investments and a $418.0 million increase in average net loans and loans held for sale partially offset by a $593.7 million decrease in average investment securities. Average long-term borrowings decreased $854.1 million, or 61%, from the fourth quarter of 2023. The yield on average short-term investments decreased 78 basis points from the fourth quarter of 2023. Average interest-bearing deposits increased $1.5 billion, or 9%, from the fourth quarter of 2023. The net interest margin for the fourth quarter of 2024 and 2023 was 3.49% and 3.55%, respectively.

The provision for credit losses was $6.7 million for the fourth quarter of 2024 as compared to $6.9 million for the fourth quarter of 2023.

Noninterest income for the fourth quarter of 2024 was $29.3 million, which was a decrease of $4.4 million, or 13%, from the fourth quarter of 2023. This decrease in noninterest income was driven by decreases in other noninterest income of $3.3 million and income from mortgage banking activities of $2.4 million partially offset by an increase in income from bank-owned life insurance (“BOLI”) of $1.4 million. Other noninterest income for the fourth quarter of 2023 included a $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative. The decrease in income from mortgage banking activities was mainly due to lower mortgage loan origination and sale volume. The increase in BOLI income was primarily due to the impact of higher market values of underlying investments and higher amounts of death benefits recognized in the fourth quarter of 2024.

Noninterest expense for the fourth quarter of 2024 decreased $18.1 million, or 12%, from the fourth quarter of 2023. The decrease in noninterest expense was driven by decreases in FDIC insurance expense of $12.7 million, the expense for the reserve for unfunded loan commitments of $4.0 million, and other noninterest expense of $4.0 million partially offset by increases in employee benefits of $3.9 million. FDIC insurance expense for the fourth quarter of 2023 included $12.0 million for the FDIC special assessment. The decrease in the expense for the reserve for unfunded loan commitments was mainly due to a decrease in loan commitments. The decrease in other noninterest expense was primarily driven by a decrease in certain general operating expenses and an impairment recognized during the fourth quarter of 2023 of trade name intangibles partially offset by merger-related expenses recognized during the fourth quarter of 2024. The increase in employee benefits was driven by higher health insurance costs and higher postretirement benefit costs.

United Bankshares, Inc. Announces…

January 24, 2025

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For the fourth quarter of 2024, income tax expense was $26.7 million as compared to $24.8 million for the fourth quarter of 2023. The increase was driven by higher pre-tax earnings partially offset by a lower effective tax rate. United’s effective tax rate was 22.0% and 23.8% for the fourth quarter of 2024 and fourth quarter of 2023, respectively. The effective tax rates for the fourth quarter of 2024 and 2023 reflect the impact of provision to return adjustments during each period.

Year of 2024 compared to the year of 2023

Earnings for the year of 2024 were $373.0 million, or $2.75 per diluted share, as compared to earnings of $366.3 million, or $2.71 per diluted share, for the year of 2023.

Net interest income for the year of 2024 decreased $8.9 million, or 1%, from the year of 2023. Tax-equivalent net interest income for the year of 2024 decreased $9.5 million, or 1%, from the year of 2023. The decrease in net interest income and tax-equivalent net interest income was primarily due to a higher average rate paid on deposits, an increase in average interest-bearing deposits, a decrease in average investment securities, and a decrease in acquired loan accretion income. These decreases were partially offset by a higher yield on average net loans and loans held for sale, loan growth, a decrease in average long-term borrowings, and an increase in average short-term investments. The yield on average interest-bearing deposits increased 66 basis points from the year of 2023. Average interest-bearing deposits increased $1.4 billion from the year of 2023. Average investment securities decreased $790.7 million from the year of 2023. Acquired loan accretion income for the year of 2024 of $9.3 million was a decrease of $2.3 million from the year of 2023. The yield on average earning assets increased 33 basis points from the year of 2023 to 5.74% driven by an increase in the yield on average net loans and loans held for sale of 28 basis points. Average net loans and loans held for sale increased $683.7 million from the year of 2023. Average long-term borrowings decreased $906.1 million from the year of 2023. Average short-term investments increased $353.8 million from the year of 2023. The net interest margin for the year of 2024 and 2023 was 3.49% and 3.56%, respectively.

The provision for credit losses was $25.2 million for the year of 2024 as compared to $31.2 million for the year of 2023.

Noninterest income for the year of 2024 was $123.7 million, which was a decrease of $11.6 million, or 9%, from the year of 2023. Income from mortgage banking activities decreased $10.5 million from the year of 2023 mainly due to lower mortgage loan origination and sale volume. Mortgage loan servicing income for the year of 2024 of $9.0 million included a $7.1 million gain on the sale of MSRs while mortgage loan servicing income for the year of 2023 of $13.7 million included $8.3 million in gains on sales of MSRs with the remainder of the decrease due to lower serviced loan balances. Other noninterest income decreased $3.3 million from the year of 2023 primarily due to the aforementioned $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative in the fourth quarter of 2023. Fees from brokerage services increased $3.4 million from the year of 2023 primarily due to higher volume. BOLI income increased $2.9 million from the year of 2023 mainly due to higher market values of underlying investments and higher amounts of death benefits recognized during the year of 2024. Net losses on investment securities of $7.7 million for the year of 2024 included $16.0 million in losses on sales of AFS investment securities partially offset by a $6.9 million gain on the VISA share exchange and $1.7 million net unrealized fair value gains on equity securities. Net losses on investment securities of $7.6 million for the year of 2023 were driven by a $7.2 million loss on sale of AFS investment securities during the second quarter of 2023.

United Bankshares, Inc. Announces…

January 24, 2025

Page Five

Noninterest expense for the year of 2024 was $545.0 million, a decrease of $15.2 million, or 3%, from the year of 2023 driven by decreases in FDIC insurance expense of $10.6 million, the expense for the reserve for unfunded loan commitments of $8.3 million, mortgage loan servicing expense of $3.2 million, and amortization of intangibles of $1.5 million. These decreases in noninterest expense were partially offset by increases in employee benefits of $5.3 million and employee compensation of $3.8 million. The decrease in FDIC insurance expense was driven by $12.0 million in expense recognized for the FDIC special assessment in 2023 as compared to $1.5 million in 2024. The decrease in the expense for the reserve for unfunded loan commitments was driven by decreases in loan commitments. The decrease in mortgage loan servicing expense was driven by the aforementioned sales of MSRs in 2023 and 2024. The decrease in the amortization of intangibles was due to lower core deposit intangible balances. The increase in employee benefits was primarily due to higher postretirement benefit costs. The increase in employee compensation was driven by higher employee incentives and base salaries, as well as employee severance associated with the previously announced mortgage delivery channel consolidation partially offset by lower employee commissions and incentives related to mortgage banking production.

For the year of 2024, income tax expense was $91.6 million as compared to $97.5 million for the year of 2023. The decrease was primarily due to the impact of discrete tax benefits recognized in the second quarter of 2024 and the impact of higher provision to return adjustments recognized in the fourth quarter of 2023 as compared to the fourth quarter of 2024. United’s effective tax rate was 19.7% for the year of 2024 and 21.0% for the year of 2023.

Credit Quality

United’s asset quality continues to be sound. At December 31, 2024, non-performing loans (“NPLs”) were $73.4 million, or 0.34% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $73.7 million, including other real estate owned (“OREO”) of $327 thousand, or 0.25% of total assets at December 31, 2024. At September 30, 2024, NPLs were $65.2 million, or 0.30% of loans & leases, net of unearned income. Total NPAs were $65.4 million, including OREO of $169 thousand, or 0.22% of total assets at September 30, 2024. At December 31, 2023, NPLs were $45.5 million, or 0.21% of loans & leases, net of unearned income. Total NPAs were $48.1 million, including OREO of $2.6 million, or 0.16% of total assets at December 31, 2023.

As of December 31, 2024, the allowance for loan & lease losses was $271.8 million, or 1.25% of loans & leases, net of unearned income. At September 30, 2024, the allowance for loan & lease losses was $270.8 million, or 1.25% of loans & leases, net of unearned income. At December 31, 2023, the allowance for loan & lease losses was $259.2 million, or 1.21% of loans & leases, net of unearned income.

United Bankshares, Inc. Announces…

January 24, 2025

Page Six

Net charge-offs were $5.6 million, or 0.10% on an annualized basis as a percentage of average loans & leases, net of unearned income for the fourth quarter of 2024. Net charge-offs were $3.6 million, or 0.07% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2024. Net charge-offs were $2.5 million, or 0.05% on an annualized basis as a percentage of average loans & leases, net of unearned income for the fourth quarter of 2023. Net charge-offs were $12.5 million for the year of 2024 compared to $6.7 million for the year of 2023. Net charge-offs as a percentage of average loans & leases, net of unearned income were 0.06% and 0.03% for the years of 2024 and 2023, respectively.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 16.5% at December 31, 2024, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 14.2%, 14.2%, and 11.7%, respectively. The December 31, 2024 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0%, and a leverage ratio of 5.0%. United did not repurchase any shares of its common stock during 2024 or 2023.

About United Bankshares, Inc.

As of December 31, 2024, United had consolidated assets of approximately $30 billion and is the 41st largest banking company in the U.S. based on market capitalization. United is the parent company of United Bank, which comprises more than 225 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces…

January 24, 2025

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2024 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2024 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; risks relating to the merger with Piedmont, including the successful integration of operations of Piedmont; competition; changes in legislation or regulatory requirements; and the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
EARNINGS SUMMARY:	December 2024	December 2023	September 2024	December 2024	December 2023
Interest income	$376,034	$369,175	$382,723	$1,502,121	$1,401,320
Interest expense	143,426	139,485	152,467	591,053	481,396

Net interest income	232,608	229,690	230,256	911,068	919,924
Provision for credit losses	6,691	6,875	6,943	25,153	31,153
Noninterest income	29,318	33,675	31,942	123,695	135,258
Noninterest expense	134,176	152,287	135,339	545,031	560,224

Income before income taxes	121,059	104,203	119,916	464,579	463,805
Income taxes	26,651	24,813	24,649	91,583	97,492

Net income	$94,408	$79,390	$95,267	$372,996	$366,313

PER COMMON SHARE:
Net income:
Basic	$0.70	$0.59	$0.70	$2.76	$2.72
Diluted	0.69	0.59	0.70	2.75	2.71
Cash dividends	$0.37	$0.37	0.37	1.48	1.45
Book value			36.74	36.89	35.36
Closing market price			$37.10	$37.55	$37.55
Common shares outstanding:
Actual at period end, net of treasury shares			135,220,770	135,346,628	134,949,063
Weighted average-basic	135,235,641	134,691,360	135,158,476	134,947,592	134,505,058
Weighted average-diluted	135,732,069	134,984,970	135,504,911	135,225,417	134,753,820
FINANCIAL RATIOS:
Return on average assets	1.25%	1.08%	1.28%	1.26%	1.25%
Return on average shareholders’ equity	7.48%	6.70%	7.72%	7.61%	7.87%
Return on average tangible equity (non-GAAP)(1)	12.03%	11.27%	12.59%	12.43%	13.33%
Average equity to average assets	16.72%	16.11%	16.64%	16.57%	15.89%
Net interest margin	3.49%	3.55%	3.52%	3.49%	3.56%

PERIOD END BALANCES:		December 31 2024	December 31 2023	September 30 2024	June 30 2024
Assets		$30,023,545	$29,926,482	$29,863,262	$29,957,418
Earning assets		26,650,661	26,623,652	26,461,342	26,572,087
Loans & leases, net of unearned income		21,673,493	21,359,084	21,621,968	21,598,727
Loans held for sale		44,360	56,261	46,493	66,475
Investment securities		3,259,296	4,125,754	3,538,415	3,650,582
Total deposits		23,961,859	22,819,319	23,828,345	23,066,440
Shareholders’ equity		4,993,223	4,771,240	4,967,820	4,856,633

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income	Three Months Ended				Year Ended
	December	December	September	June	December	December
	2024	2023	2024	2024	2024	2023
Interest & Loan Fees Income (GAAP)	$376,034	$369,175	$382,723	$374,184	$1,502,121	$1,401,320
Tax equivalent adjustment	795	866	828	867	3,362	4,014

Interest & Fees Income (FTE) (non-GAAP)	376,829	370,041	383,551	375,051	1,505,483	1,405,334
Interest Expense	143,426	139,485	152,467	148,469	591,053	481,396

Net Interest Income (FTE) (non-GAAP)	233,403	230,556	231,084	226,582	914,430	923,938
Provision for Credit Losses	6,691	6,875	6,943	5,779	25,153	31,153
Noninterest Income:
Fees from trust services	5,156	4,508	4,904	4,744	19,450	18,318
Fees from brokerage services	4,978	4,360	5,073	4,959	20,277	16,911
Fees from deposit services	9,473	9,107	9,413	9,326	37,183	37,076
Bankcard fees and merchant discounts	2,056	1,923	1,775	1,355	7,059	7,013
Other charges, commissions, and fees	868	924	890	869	3,485	3,861
Income from bank-owned life insurance	3,226	1,855	3,032	2,549	11,225	8,330
Income from mortgage banking activities	2,314	4,746	4,544	3,901	16,057	26,593
Mortgage loan servicing income	—	783	7,385	783	8,957	13,746
Net (losses) gains on investment securities	(688)	276	(6,715)	(218)	(7,720)	(7,646)
Other noninterest income	1,935	5,193	1,641	1,955	7,722	11,056

Total Noninterest Income	29,318	33,675	31,942	30,223	123,695	135,258

Noninterest Expense:
Employee compensation	58,343	57,829	58,481	58,501	234,618	230,809
Employee benefits	13,719	9,771	13,084	12,147	53,621	48,368
Net occupancy	11,070	11,690	11,271	11,400	46,084	46,426
Data processing	7,437	7,261	7,456	7,290	29,646	29,395
Amortization of intangibles	910	1,279	909	910	3,639	5,116
OREO expense	45	188	104	268	576	1,355
Net losses (gains) on the sale of OREO properties	10	(126)	(34)	32	(75)	(60)
Equipment expense	7,474	7,539	7,811	7,548	29,686	29,731
FDIC insurance expense	3,884	16,621	4,338	5,058	19,735	30,376
Mortgage loan servicing expense and impairment	—	962	403	1,011	2,429	5,596
Expense for the reserve for unfunded loan commitments	(3,062)	940	(2,766)	(2,177)	(9,795)	(1,483)
Other noninterest expense	34,346	38,333	34,282	32,786	134,867	134,595

Total Noninterest Expense	134,176	152,287	135,339	134,774	545,031	560,224

Income Before Income Taxes (FTE) (non-GAAP)	121,854	105,069	120,744	116,252	467,941	467,819
Tax equivalent adjustment	795	866	828	867	3,362	4,014

Income Before Income Taxes (GAAP)	121,059	104,203	119,916	115,385	464,579	463,805
Taxes	26,651	24,813	24,649	18,878	91,583	97,492

Net Income	$94,408	$79,390	$95,267	$96,507	$372,996	$366,313

MEMO: Effective Tax Rate	22.01%	23.81%	20.56%	16.36%	19.71%	21.02%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	December 2024	December 2023	December 31	December 31	September 30
	Q-T-D Average	Q-T-D Average	2024	2023	2024
Cash & Cash Equivalents	$2,036,079	$1,073,118	$2,292,244	$1,598,943	$1,908,832
Securities Available for Sale	3,245,428	3,710,447	2,959,719	3,786,377	3,239,501
Less: Allowance for credit losses	—	—	—	—	—

Net available for sale securities	3,245,428	3,710,447	2,959,719	3,786,377	3,239,501
Securities Held to Maturity	1,020	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(19)	(18)	(18)	(17)	(19)

Net held to maturity securities	1,001	1,002	1,002	1,003	1,001
Equity Securities	9,012	8,598	21,058	8,945	9,082
Other Investment Securities	288,453	311,922	277,517	329,429	288,831

Total Securities	3,543,894	4,031,969	3,259,296	4,125,754	3,538,415

Total Cash and Securities	5,579,973	5,105,087	5,551,540	5,724,697	5,447,247

Loans held for sale	45,143	53,499	44,360	56,261	46,493
Commercial Loans & Leases	16,093,104	15,510,282	16,152,453	15,535,204	16,015,679
Mortgage Loans	4,709,802	4,576,046	4,702,720	4,728,374	4,722,997
Consumer Loans	873,961	1,156,339	825,325	1,109,607	892,377

Gross Loans	21,676,867	21,242,667	21,680,498	21,373,185	21,631,053
Unearned income	(8,862)	(16,722)	(7,005)	(14,101)	(9,085)

Loans & Leases, net of unearned income	21,668,005	21,225,945	21,673,493	21,359,084	21,621,968
Allowance for Loan & Lease Losses	(270,751)	(255,032)	(271,844)	(259,237)	(270,767)

Net Loans	21,397,254	20,970,913	21,401,649	21,099,847	21,351,201
Mortgage Servicing Rights	—	4,573	—	4,554	—
Goodwill	1,888,889	1,888,889	1,888,889	1,888,889	1,888,889
Other Intangibles	9,446	14,569	8,866	12,505	9,776
Operating Lease Right-of-Use Asset	82,505	80,622	81,742	86,986	82,114
Other Real Estate Owned	190	2,885	327	2,615	169
Bank-Owned Life Insurance	495,839	484,987	497,181	486,895	495,784
Other Assets	513,487	558,122	548,991	563,233	541,589

Total Assets	$30,012,726	$29,164,146	$30,023,545	$29,926,482	$29,863,262

MEMO: Interest-earning Assets	$26,687,835	$25,875,812	$26,650,661	$26,623,652	$26,461,342

Interest-bearing Deposits	$17,871,685	$16,414,152	$17,826,446	$16,670,239	$17,790,247
Noninterest-bearing Deposits	6,099,264	6,175,309	6,135,413	6,149,080	6,038,098

Total Deposits	23,970,949	22,589,461	23,961,859	22,819,319	23,828,345
Short-term Borrowings	180,070	198,453	176,090	196,095	181,969
Long-term Borrowings	540,247	1,394,361	540,420	1,789,103	540,091

Total Borrowings	720,317	1,592,814	716,510	1,985,198	722,060
Operating Lease Liability	87,935	85,063	86,771	92,885	88,464
Other Liabilities	214,456	199,128	265,182	257,840	256,573

Total Liabilities	24,993,657	24,466,466	25,030,322	25,155,242	24,895,442

Preferred Equity	—	—	—	—	—
Common Equity	5,019,069	4,697,680	4,993,223	4,771,240	4,967,820

Total Shareholders’ Equity	5,019,069	4,697,680	4,993,223	4,771,240	4,967,820

Total Liabilities & Equity	$30,012,726	$29,164,146	$30,023,545	$29,926,482	$29,863,262

MEMO: Interest-bearing Liabilities	$18,592,002	$18,006,966	$18,542,956	$18,655,437	$18,512,307

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year Ended
	December	December	September	June	December	December
Quarterly/Year-to-Date Share Data:	2024	2023	2024	2024	2024	2023
Earnings Per Share:
Basic	$0.70	$0.59	$0.70	$0.71	$2.76	$2.72
Diluted	$0.69	$0.59	$0.70	$0.71	$2.75	$2.71
Common Dividend Declared Per Share	$0.37	$0.37	$0.37	$0.37	$1.48	$1.45
High Common Stock Price	$44.43	$38.74	$39.93	$36.08	$44.43	$42.45
Low Common Stock Price	$35.31	$25.35	$31.47	$30.68	$30.68	$25.35
Average Shares Outstanding (Net of Treasury Stock):
Basic	135,235,641	134,691,360	135,158,476	135,137,901	134,947,592	134,505,058
Diluted	135,732,069	134,984,970	135,504,911	135,314,785	135,225,417	134,753,820
Common Dividends	$50,259	$50,066	$50,213	$50,204	$200,889	$196,120
Dividend Payout Ratio	53.24%	63.06%	52.71%	52.02%	53.86%	53.54%

	December 31	December 31	September 30	June 30
EOP Share Data:	2024	2023	2024	2024
Book Value Per Share	$36.89	$35.36	$36.74	$35.92
Tangible Book Value Per Share (non-GAAP) (1)	$22.87	$21.27	$22.70	$21.87
52-week High Common Stock Price	$44.43	$42.45	$39.93	$38.74
Date	11/25/24	2/3/23	7/31/24	12/14/23
52-week Low Common Stock Price	$30.68	$25.35	$25.35	$25.35
Date	06/11/24	10/24/23	10/24/23	10/24/23
EOP Shares Outstanding (Net of Treasury Stock):	135,346,628	134,949,063	135,220,770	135,195,704
Memorandum Items:
Employees (full-time equivalent)	2,591	2,736	2,651	2,644
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,993,223	$4,771,240	$4,967,820	$4,856,633
Less: Total Intangibles	(1,897,755)	(1,901,394)	(1,898,665)	(1,899,574)

Tangible Equity (non-GAAP)	$3,095,468	$2,869,846	$3,069,155	$2,957,059
÷ EOP Shares Outstanding (Net of Treasury Stock)	135,346,628	134,949,063	135,220,770	135,195,704

Tangible Book Value Per Share (non-GAAP)	$22.87	$21.27	$22.70	$21.87

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended December 2024			Three Months Ended December 2023			Three Months Ended September 2024
Selected Average Balances and Yields:	Average		Average	Average		Average	Average		Average
	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$1,807,207	$21,876	4.82%	$819,431	$11,570	5.60%	$1,387,462	$19,241	5.52%
Investment securities:
Taxable	3,242,979	29,244	3.61%	3,836,498	35,710	3.72%	3,218,258	30,797	3.83%
Tax-exempt	195,252	1,374	2.81%	195,471	1,471	3.01%	205,080	1,461	2.85%

Total securities	3,438,231	30,618	3.56%	4,031,969	37,181	3.69%	3,423,338	32,258	3.77%
Loans and loans held for sale, net of unearned income (2)	21,713,148	324,335	5.95%	21,279,444	321,290	6.00%	21,588,333	332,052	6.12%
Allowance for loan losses	(270,751)			(255,032)			(267,457)

Net loans and loans held for sale	21,442,397		6.02%	21,024,412		6.07%	21,320,876		6.20%

Total earning assets	26,687,835	$376,829	5.62%	25,875,812	$370,041	5.68%	26,131,676	$383,551	5.85%

Other assets	3,324,891			3,288,334			3,371,648

TOTAL ASSETS	$30,012,726			$29,164,146			$29,503,324

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$17,871,685	$135,690	3.02%	$16,414,152	$122,132	2.95%	$17,399,368	$143,313	3.28%
Short-term borrowings	180,070	1,630	3.60%	198,453	1,998	3.99%	191,954	2,048	4.24%
Long-term borrowings	540,247	6,106	4.50%	1,394,361	15,355	4.37%	748,608	7,106	3.78%

Total interest-bearing liabilities	18,592,002	143,426	3.07%	18,006,966	139,485	3.07%	18,339,930	152,467	3.31%

Noninterest-bearing deposits	6,099,264			6,175,309			5,957,184
Accrued expenses and other liabilities	302,391			284,191			297,344

TOTAL LIABILITIES	24,993,657			24,466,466			24,594,458
SHAREHOLDERS’ EQUITY	5,019,069			4,697,680			4,908,866

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,012,726			$29,164,146			$29,503,324

NET INTEREST INCOME		$233,403			$230,556			$231,084

INTEREST RATE SPREAD			2.55%			2.61%			2.54%
NET INTEREST MARGIN			3.49%			3.55%			3.52%

Notes:

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Year Ended December 2024			Year Ended December 2023
Selected Average Balances and Yields:	Average		Average	Average		Average
	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-terminvestments	$1,253,832	$66,207	5.28%	$900,077	$47,069	5.23%
Investment securities:
Taxable	3,424,113	128,731	3.76%	4,125,467	144,420	3.50%
Tax-exempt	205,427	5,796	2.82%	294,802	8,411	2.85%

Total securities	3,629,540	134,527	3.71%	4,420,269	152,831	3.46%
Loans and loans held for sale, net of unearned income (2)	21,612,707	1,304,749	6.04%	20,909,248	1,205,434	5.77%
Allowance for loan losses	(265,171)			(245,386)

Net loans and loans held for sale	21,347,536		6.11%	20,663,862		5.83%

Total earning assets	26,230,908	$1,505,483	5.74%	25,984,208	$1,405,334	5.41%

Other assets	3,349,451			3,311,450

TOTAL ASSETS	$29,580,359			$29,295,658

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$17,171,286	$539,805	3.14%	$15,782,761	$391,094	2.48%
Short-term borrowings	195,406	7,966	4.08%	182,936	6,449	3.53%
Long-term borrowings	1,017,823	43,282	4.25%	1,923,924	83,853	4.36%

Total interest-bearing liabilities	18,384,515	591,053	3.21%	17,889,621	481,396	2.69%

Noninterest-bearing deposits	5,994,009			6,475,051
Accrued expenses and other liabilities	300,766			276,883

TOTAL LIABILITIES	24,679,290			24,641,555
SHAREHOLDERS’ EQUITY	4,901,069			4,654,103

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,580,359			$29,295,658

NET INTEREST INCOME		$914,430			$923,938

INTEREST RATE SPREAD			2.53%			2.72%
NET INTEREST MARGIN			3.49%			3.56%

Notes:

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year Ended
	December	December	September	June	December	December
Selected Financial Ratios:	2024	2023	2024	2024	2024	2023
Return on Average Assets	1.25%	1.08%	1.28%	1.32%	1.26%	1.25%
Return on Average Shareholders’ Equity	7.48%	6.70%	7.72%	7.99%	7.61%	7.87%
Return on Average Tangible Equity (non-GAAP) (1)	12.03%	11.27%	12.59%	13.12%	12.43%	13.33%
Efficiency Ratio	51.23%	57.82%	51.62%	52.66%	52.67%	53.09%
Price / Earnings Ratio	13.53 x	16.00 x	13.22 x	11.40 x	13.64 x	13.85 x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$94,408	$79,390	$95,267	$96,507	$372,996	$366,313
(b) Number of Days	92	92	92	91	366	365
Average Total Shareholders’ Equity (GAAP)	$5,019,069	$4,697,680	$4,908,866	$4,857,893	$4,901,069	$4,654,103
Less: Average Total Intangibles	(1,898,335)	(1,903,458)	(1,899,261)	(1,900,164)	(1,899,704)	(1,905,390)

(c) Average Tangible Equity (non-GAAP)	$3,120,734	$2,794,222	$3,009,605	$2,957,729	$3,001,365	$2,748,713
Return on Average Tangible Equity (non-GAAP)\ [(a) / (b)] x 366 or 365 / (c)	12.03%	11.27%	12.59%	13.12%	12.43%	13.33%

Selected Financial Ratios:			December 31 2024	December 31 2023	September 30 2024	June 30 2024
Loans & Leases, net of unearned income / Deposit Ratio			90.45%	93.60%	90.74%	93.64%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income			1.25%	1.21%	1.25%	1.24%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income			1.42%	1.42%	1.43%	1.43%
Nonaccrual Loans / Loans & Leases, net of unearned income			0.26%	0.14%	0.24%	0.25%
90-Day Past Due Loans/ Loans & Leases, net of unearned income			0.08%	0.07%	0.06%	0.06%
Non-performing Loans/ Loans & Leases, net of unearned income			0.34%	0.21%	0.30%	0.30%
Non-performing Assets/ Total Assets			0.25%	0.16%	0.22%	0.23%
Primary Capital Ratio			17.47%	16.79%	17.49%	17.06%
Shareholders’ Equity Ratio			16.63%	15.94%	16.64%	16.21%
Price / Book Ratio			1.02 x	1.06 x	1.01 x	0.90 x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year Ended
	December 31	December 31	September 30	June 30	December 31	December 31
Mortgage Banking Data: (1)	2024	2023	2024	2024	2024	2023
Loans originated	$132,381	$225,319	$151,333	$185,322	$645,942	$860,901
Loans sold	134,514	228,672	171,315	163,273	657,843	861,519

			December 31	December 31	September 30	June 30
Mortgage Loan Servicing Data: (2)			2024	2023	2024	2024
Balance of loans serviced			$—	$1,202,448	$—	$1,138,443
Number of loans serviced			—	12,419	—	11,853

			December 31	December 31	September 30	June 30
Asset Quality Data:			2024	2023	2024	2024
EOP Non-Accrual Loans			$56,460	$30,919	$52,446	$52,929
EOP 90-Day Past Due Loans			16,940	14,579	12,794	12,402

Total EOP Non-performing Loans			$73,400	$45,498	$65,240	$65,331
EOP Other Real Estate Owned			327	2,615	169	2,156

Total EOP Non-performing Assets			$73,727	$48,113	$65,409	$67,487

	Three Months Ended				Year Ended
	December 31	December 31	September 30	June 30	December 31	December 31
Allowance for Loan & Lease Losses:	2024	2023	2024	2024	2024	2023
Beginning Balance	$270,767	$254,886	$267,423	$262,905	$259,237	$234,746
Gross Charge-offs	(6,509)	(3,258)	(4,903)	(2,542)	(17,530)	(11,304)
Recoveries	894	733	1,304	1,281	4,985	4,641

Net Charge-offs	(5,615)	(2,525)	(3,599)	(1,261)	(12,545)	(6,663)
Provision for Loan & Lease Losses	6,692	6,876	6,943	5,779	25,152	31,154

Ending Balance	$271,844	$259,237	$270,767	$267,423	$271,844	$259,237
Reserve for lending-related commitments	34,911	44,706	37,973	40,739	34,911	44,706

Allowance for Credit Losses (3)	$306,755	$303,943	$308,740	$308,162	$306,755	$303,943

Notes:

(1)

During the first quarter of 2024, United completed its previously announced consolidation of its mortgage delivery channels. Based on an evaluation performed in accordance with ASC 280, Segment Reporting, beginning with the periods as of March 31, 2024, United operates one reportable business segment. Mortgage banking data above is presented on a consolidated basis for all current and prior periods.

(2)	As previously disclosed, United sold its remaining mortgage servicing rights during the third quarter of 2024.
(3)	Includes allowances for loan losses and lending-related commitments.